Exhibit 3.3

BY-LAW NO. 1 of
PROGRESSIVE WASTE SOLUTIONS LTD.
(the ‘‘Corporation’’)

1.	INTERPRETATION

Expressions used in this By-law shall have the same meanings as corresponding expressions in the Business Corporations Act (Ontario) (the “Act’’).

2.	FINANCIAL YEAR

Until changed by the directors, the financial year of the Corporation shall end on the last day of December in each year.

3.	DIRECTORS

(a)	Number. The number of directors shall be not fewer than the minimum and not more than the maximum provided in the articles. At each election of directors the number elected shall be such number as shall be determined from time to time by special resolution or, if the directors are empowered by special resolution to determine the number, by the directors.

(b)	Quorum. A quorum of directors shall be fifty percent (50%) of the number of directors or such greater number as the directors or shareholders may from time to time determine.

(c)	Calling of Meetings. Meetings of the directors shall be held at such time and place within or outside Ontario as the Chairman of the Board, the President or any two directors may determine. A majority of meetings of directors need not be held within Canada in any financial year.

(d)	Notice of Meetings. Notice of the time and place of each meeting of directors shall be given to each director by telephone not less than 48 hours before the time of the meeting or by written notice not less than four days before the date of the meeting, provided that the first meeting immediately following a meeting of shareholders at which directors are elected may be held without notice if a quorum is present. Meetings may be held without notice if the directors waive or are deemed to waive notice.

(e)	Chairman. The Chairman of the Board, or in his absence the President if a director, or in his absence a director chosen by the directors at the meeting, shall be chairman of any meeting of directors.

(f)	Voting at Meetings. At meetings of directors each director shall have one vote and questions shall be decided by a majority of votes.

4.	NOMINATION OF DIRECTORS

(a)	Director Nomination Procedure. Subject only to the Act, applicable securities laws and the articles of the Corporation, only persons who are nominated in accordance with the procedures set out in this Section 4 shall be eligible for election as directors to the Board. Nominations of persons for election to the Board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose which includes the election of directors to the Board, as follows:

(i)	by or at the direction of the Board, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a valid proposal made in accordance with the provisions of the Act or a valid requisition of a shareholders’ meeting by one or more shareholders made in accordance with the provisions of the Act;

(iii)	by any person (a ‘‘Nominating Shareholder’’), who: (A) is, at the close of business on the date of giving notice provided for in Section 4(b) below and on the record date for notice of such meeting, either entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation; and (B) has given Timely Notice in proper written form as set forth in this Section 4.

(b)	Timely Notice. For a nomination made by a Nominating Shareholder to be timely (a ‘‘Timely Notice’’), the Nominating Shareholder’s notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation:

(i)	in the case of an annual meeting (including an annual and special meeting) of shareholders, not later than the close of business on the thirtieth (30th) day before the date of the annual meeting of shareholders; provided, however, that if the first public announcement made by the Corporation of the date of the meeting (each such date being the ‘‘Notice Date’’) is less than fifty (50) days prior to the meeting date, notice by the Nominating Shareholder may be given not later than the close of business on the tenth (10th) day following the Notice Date; and

(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the Board, not later than the close of business on the fifteenth (15th) day following the Notice Date;

provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in Section 4(b)(i) or (ii), and the Notice Date in respect of the meeting is not less than fifty (50) days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the fortieth (40th) day before the date of the applicable meeting.

(c)	Proper Form of Notice. To be in proper written form, a Nominating Shareholder’s notice to the Secretary must set forth or be accompanied by, as applicable:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a ‘‘Proposed Nominee’’):

(A)	the name, age, business and residential address of the Proposed Nominee;

(B)	the principal occupation, business or employment of the Proposed Nominee, both presently and within the past five years;

(C)	whether the Proposed Nominee is a ‘‘resident Canadian’’ (as such term is defined in the Act);

(D)	the number of securities of each class of securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (provided such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(E)	full particulars of any relationship, agreement, arrangement or understanding, including financial, compensation and indemnity related relationships, agreements, arrangements or understandings, between the Proposed Nominee and the Nominating Shareholder, or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee or the Nominating Shareholder, in connection with the Proposed Nominee’s nomination and election as a director; and

(F)	any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or applicable securities law; and

(d)	as to each Nominating Shareholder giving the notice:

(i)	their name, business and residential address;

(ii)	the number of securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Nominating Shareholder or any other person with whom the Nominating Shareholder is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)	their interests in, or rights or obligations associated with, any agreements, arrangements or understandings, the purpose or effect of which is to alter, directly or indirectly, the person’s economic interest in a security of the Corporation or the person’s economic exposure to the Corporation;

(iv)	full particulars of any proxy, contract, relationship, arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the Board; and

(v)	any other information that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act or as required by Applicable Securities Law.

Reference to ‘‘Nominating Shareholder’’ in this Section 4(d)(ii) shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

(e)	Notice to be Current to the Record Date. To be considered Timely Notice and in proper written form, a Nominating Shareholder’s notice shall be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

(f)	Delivery of Notice. Any notice or other document or information required to be given to the Secretary pursuant to this Section 4 may only be given by personal delivery, facsimile transmission or by email (provided that the Secretary has stipulated a facsimile number or an email address for purposes of giving notice under this Section 4) and shall be deemed to have been given and made only at the time it is given or transmitted by personal delivery to the Secretary at the address of the principal executive offices of the Corporation, or by facsimile or email transmission (provided that, in either case, receipt of confirmation of such transmission has been received); provided that if such delivery or electronic transmission is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

(g)	Additional Matters.

(i)	The chair of any meeting of shareholders of the Corporation shall have the power to determine whether any proposed nomination is made in accordance with the provisions of this Section 4, and if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination shall not be considered at any meeting of shareholders.

(ii)	The board may, in its sole discretion, waive any requirement of this Section 4.

(iii)	Despite any other provision of this Section 4, this Section 4 shall only apply following the ratification and approval of the amendment to this By-law adopting this Section 4 by the shareholders of the Corporation.

(iv)	For the purposes of this Section 4, ‘‘public announcement’’ means disclosure in a press release disseminated by the Corporation through a national news service in Canada, or in a document filed by the Corporation for public access under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

5.	OFFICERS

(a)	General. The directors may from time to time appoint a Chairman of the Board, a President, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers as the directors may determine.

(b)	Chairman of the Board. The Chairman of the Board, if any, shall be appointed from among the directors and when present shall be chairman of meetings of directors and shareholders and shall have such other powers and duties as the directors may determine.

(c)	President. Unless the directors otherwise determine the President shall be appointed from among the directors and shall be the chief executive officer of the Corporation and shall have general supervision of its business and affairs and in the absence of the Chairman of the Board shall be chairman of meetings of directors and shareholders when present.

(d)	Vice-President. A Vice-President shall have such powers and duties as the directors or the chief executive officer may determine.

(e)	Secretary. The Secretary shall give required notices to shareholders, directors, auditors and members of committees, act as secretary of meetings of directors and shareholders when present, keep and enter minutes of such meetings, maintain the corporate records of the Corporation, have custody of the corporate seal, if any, and shall have such other powers and duties as the directors or the chief executive officer may determine.

(f)	Treasurer. The Treasurer shall keep proper accounting records in accordance with the Act, have supervision over the safekeeping of securities and the deposit and disbursement of funds of the Corporation, report as required on the financial position of the Corporation, and have such other powers and duties as the directors or the chief executive officer may determine.

(g)	Assistants. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant unless the directors or the chief executive officer otherwise direct.

(h)	Variation of Duties. The directors may, from time to time, vary, add to or limit the powers and duties of any officer.

(i)	Term of Office. Each officer shall hold office until his successor is elected or appointed, provided that the directors may at any time remove any officer from office but such removal shall not affect the rights of such officer under any contract of employment with the Corporation.

6.	INDEMNIFICATION AND INSURANCE

(a)	Indemnification of Directors and Officers. The Corporation shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representative of such a person to the extent permitted by the Act.

(b)	Insurance. The Corporation may purchase and maintain insurance for the benefit of any person referred to in the preceding section to the extent permitted by the Act.

7.	SHAREHOLDERS

(a)	Quorum. A quorum for the transaction of business at a meeting of shareholders shall be two persons present and each entitled to vote at the meeting and holding personally or representing as proxies, in the aggregate, twenty-five percent (25%) of the eligible vote.

(b)	Electronic Meetings. A meeting of shareholders may be held by telephonic or electronic means and a shareholder who, through those means, votes at a meeting or establishes a communications link to a meeting shall be deemed to be present at that meeting.

(c)	Scrutineers. The Chairman at any meeting of shareholders may appoint one or more persons (who need not be shareholders) to act as scrutineer or scrutineers at the meeting.

8.	DIVIDENDS AND RIGHTS

(a)	Payments of Dividends and Other Distributions. Any dividend or other distribution payable in cash to shareholders will be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered holder’s recorded address, unless the holder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at their recorded address, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Corporation is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable.

(b)	Non-Receipt of Payment. A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the address of such holder in the Corporation’s securities register unless such holder otherwise directs, or in such other manner prescribed by the Board to the order of each registered holder of shares of the class or series in respect of which the dividend has been declared. In the case of joint holders the cheque or other manner of payment shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders. The sending of such payment as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

(c)	Unclaimed Dividends. To the extent permitted by applicable law, any dividend unclaimed after a period of six (6) years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

9.	EXECUTION OF INSTRUMENTS

Deeds, transfers, assignments, agreements, proxies and other instruments may be signed on behalf of the Corporation by any two directors or by a director and an officer or by one of the Chairman of the Board, the Vice Chairman and Chief Executive Officer, the President and a Vice-President together with one of the Secretary and the Treasurer or in such other manner as the directors may determine.

10.	NOTICE

(a)	A notice mailed to a shareholder, director, auditor or member of a committee shall be deemed to have been received on the fifth day after mailing.

(b)	Accidental omission to give any notice to any shareholder, director, auditor or member of a committee or non-receipt of any notice or any error in a notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice.

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